EXHIBIT 99.2

Company Press Release
SOURCE: DATATRAK International, Inc.

DATATRAK INTERNATIONAL CLOSES
PRIVATE PLACEMENT

     CLEVELAND, Ohio, December 28, 2004 — DATATRAK International, Inc. (Nasdaq: DATA), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today announced that it closed a private placement financing with a group of institutional investors in the aggregate principal amount of approximately $4.4 million. Purchasers of the newly issued common shares included existing outside shareholders as well as new investors.

     The financing consisted of the sale of 459,998 Common Shares at a price of $9.50 per share and included the issuance to the investors of warrants to purchase a total of 69,000 Common Shares at an exercise price of $14.20 and with an expiration date of December 23, 2007. Warrants to purchase an additional 20,000 Common Shares were granted to a placement agent who assisted the Company in the private placement. Net proceeds to the Company were approximately $4.1 million. As part of this financing, the Company has granted registration rights for purchased Common Shares and the Common Shares issuable upon exercise of the warrants.

     “We are pleased to be able to close this financing with participation from current shareholders and new investors that share our excitement of DATATRAK’s growing presence as a leader in the emerging EDC marketplace,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “We believe the ability to enhance our balance sheet under these attractive terms serves well our existing shareholders and those parties who participated in this offering. As our EDC business continues to grow, this new capital, combined with our debt-free status and profitability will give the financial markets and our customers confidence that DATATRAK will continue to advance as an innovative leader in this market. These added resources give us the flexibility to seize opportunities through investments in developing new capabilities of our product suite and enhanced marketing and sales efforts. With a comfortable amount of cash and demonstrated profitability, we are in excellent financial condition to move into the future.”

     About DATATRAK International

     DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in over 46 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACTS:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black
President and Chief Executive Officer	Chief Financial Officer
DATATRAK International, Inc.	DATATRAK International, Inc.
440/443-0082 x112	440/443-0082 x110

Neal Feagans
Investor Relations
Feagans Consulting, Inc.
303-449-1184